UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934

March 31, 2013

Date of Report (Date of earliest event reported)

LOCAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34197	33-0849123
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7555 Irvine Center Drive

Irvine, California 92618

(Address of principal executive offices, zip code)

(949) 784-0800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the issuer under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 31, 2013, Local Corporation (the “Registrant”) and Peter Hutto agreed to terminate Mr. Hutto’s employment with the Registrant as its Sr. Vice President, Corporate Development without Cause, as defined under Mr. Hutto’s Third Amended and Restated Employment Agreement dated January 20, 2012. On March 31, 2013, the Registrant entered into a separation and general release agreement (“Separation Agreement”) with Mr. Hutto. Under the terms of the Separation Agreement, the Registrant will pay Mr. Hutto $233,708, representing one year’s base salary in equal installments over the following twelve month period. The Registrant will also pay Mr. Hutto $56,020, representing all of the bonus payments received by Mr. Hutto in the four fiscal quarters immediately preceding the date of separation, payable in accordance with the Registrant’s bonus payment structure over the following twelve month period. In addition, the Registrant will pay 100% of Mr. Hutto’s health insurance premiums through March 2014 if Mr. Hutto elects to continue his health care insurance coverage under COBRA. Under the terms of the Separation Agreement, Mr. Hutto has the right to exercise any vested stock options through March 31, 2014.

Mr. Hutto’s separation from the Registrant is not as a result of any disagreement with the company, its management or its auditors. Mr. Hutto has agreed to certain confidentiality and intellectual property protection provisions in connection with his separation from the Registrant.

The description of the Separation Agreement herein is limited in its entirety by the terms of the Separation Agreement filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1#	Separation and General Release Agreement by and between the Registrant and Peter Hutto dated March 31, 2013.

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCAL CORPORATION

Date: April 3, 2013	By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description

Exhibit 10.1#	Separation and General Release Agreement by and between the Registrant and Peter Hutto dated March 31, 2013.

#	Indicates management contract or compensatory plan.